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MEMORANDUM

Nomination of Directors for 2004
TO:	Employees and Shareholders of CH2M HILL Companies, Ltd.
FROM:	Ralph Peterson
DATE:	December 22, 2003

As employee-owners of CH2M HILL, one of your important responsibilities is the selection of our Board of Directors. To assist you in understanding and fulfilling this responsibility, the four purposes of this announcement are to:

  Announce the slate of candidates proposed by the Nominating Committee of the Board, consistent with the process, criteria, and strategic issues outlined in my November 11, 2003, e-mail memorandum.

  Outline the experience and credentials of the nominees recommended by the Committee in order to provide you with background information about the candidates.

  Outline the next steps for electing Board members so you can actively participate in the election process.

  Explain your opportunity to nominate other candidates by means of a petition process.

Board Nominating Committee

Under our Bylaws, the Nominating Committee is comprised of the Ltd. President, two Directors, and two stockholder representatives who are not Directors. This year, the Committee included Mike Kennedy and Jim Ferris (Directors), Bob Allen and Kathy Lombardo (stockholder representatives) and Ralph Peterson (Ltd. President).

The Nominating Committee met on December 17, 2003, to consider all of the candidates and the input received from our employees. The Committee carefully reviewed all the responses we received in determining who could best fulfill the outlined criteria for Board membership. In considering potential candidates, the Nominating Committee discussed candidates for the positions of the three employee-Directors whose terms are expiring (Don Evans, Ken Durant and Steve Guttenplan).

Candidates and Credentials

As a result of these deliberations, the Nominating Committee intends to propose the following employee candidates for shareholder consideration at the annual shareholders meeting scheduled for May 4, 2004.

     1.   Don Evans, President & Group Chief Executive Civil Infrastructure

     2.   Sue King, Senior Vice President & Chief Financial Officer, IDC

     3.   Bill Dehn, President, Regional Operations

If the candidates are elected at the annual shareholders meeting, the resulting Board will consist of the following employee-Directors and their terms of office:

Director	Term Expiration
Jim Ferris	2005
Mike Kennedy	2005
Nancy Tuor	2005
Catherine Santee	2006
Tom Searle	2006
Ralph Peterson	2006
Don Evans	2007
Sue King	2007
Bill Dehn	2007

Brief personal background descriptions for Don Evans, Sue King, and Bill Dehn, and comments on the Nominating Committee's rationale in proposing them for Board membership, follow.

Don Evans

As part of our new organization, Don is the President and Group Chief Executive of Civil Infrastructure, responsible for the Water Business Group, the Transportation Business Group, and the Operations and Maintenance Business Group. He previously served as the President of both WBG and OMI. Don's 30 years of service to CH2M HILL began with our San Francisco office, first as project manager and later as the Regional Manager.

Don previously served on the Board from 1990-1995, 1997-1999, and his expiring term from 2001-2003. The Nominating Committee recognized Don for his long-term strategic leadership, and as a key contributor in many of the leading-edge strategic issues the Board faces. His experience with WBG and OMI, his experience in design-build and international issues, and his current position in the Office of the CEO make him exceptionally qualified for a continued position on the Board.

Sue King

Sue is the Chief Financial Officer for the Industrial Business Group, also known as IDC, a position she has held since she was hired by IDC in 1986. As IDC CFO, Sue has been directly engaged in all aspects of our industrial business, which is an area of special focus for the Board, particularly with the recent acquisition of Lockwood Greene. Sue has also been actively involved in international business, design-build projects, and acquisitions. Sue's insights from a financial perspective are also critical, as the Board addresses our competitive position in the marketplace, continued economic fluctuations, and the building of our financial strength.

Sue previously served on the Board from 1997-2002. With Ken Durant's retirement from the Board, the Nominating Committee felt it was important to have continuity in the industrial sector of our business. In addition, Sue's prior Board experience will allow her to contribute immediately to the Board's agenda of strategic issues.

Bill Dehn

Bill became President of Regional Operations in April, responsible for leading CH2M HILL's North American regions, as well as overseeing the firm's Management & Information Solutions Group, Health & Safety Program, and internal security program. Bill's experience includes a unique combination of Regional, Business Group, and direct Major Project experience during his CH2M HILL career.

Bill joined CH2M HILL in 1968 in the Seattle office, serving as a project manager on a wide variety of water and environmental projects. In 1983, he became the overall project manager of the firm's first Superfund Program in Reston, Virginia. In 1990, he was named the Regional Manager for our San Francisco region. Prior to taking his current assignment, he served as the Global Operations Director for the Energy, Environment and Systems Business Group and served as deputy project manager at our major Hanford project in 1999-2000.

Although this will be his first term as a Director, the Nominating Committee believes that the breadth of Bill's experience, his extensive knowledge of projects and client relations, and his insight on governance issues will provide unique insights to the Board on issues such as major programs, workforce diversity, and selling the company store.

Next Steps in the Nominating Process

As provided by CH2M HILL's Bylaws, after the issuance of this notice, 30 days are allowed for the nomination of additional employee Director candidates. To nominate a Director, you must submit a petition signed by stockholders representing at least ten percent of the common stock outstanding. Petitions for additions to the Nominating Committee slate must be submitted to the Assistant Secretary of the corporation (Liz McAdams/DEN) on or before the expiration of the 30-day period (January 22, 2003). Since CH2M HILL is registered with the SEC, the petition nomination process is subject to specific SEC proxy rules, which you should follow if you decide to submit additional nominations through petition.

In closing, we want to reemphasize the importance of your comments to the Nominating Committee on the Board of Directors candidates. Although the nominations are made annually, the process of selecting nominees is really an ongoing process. The input from this year's selection process becomes the starting point for next year's nominating process. Your comments on candidates and issues are highly valued, earnestly sought and sincerely appreciated.

Thank you for your participation in this process.

This announcement, provided as required by CH2M HILL's Bylaws, is not intended to solicit votes for Board of Directors members. In April 2004, all shareholders will receive a formal proxy statement containing important information about the Board of Directors election and other issues to be considered at the annual shareholders meeting, currently scheduled for May 4, 2004. Please read that proxy statement carefully for additional information on topics covered by this announcement (the proxy statement will also be available at no cost on the Securities and Exchange Commission's (SEC) web site at www.sec.gov). Current share ownership of our Directors and proposed Director-nominees is available upon request from Liz McAdams/DEN, Assistant Secretary.